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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PIONEER DRILLING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

July 8, 2003

Dear Shareholder:

        On behalf of the board of directors, we invite you to attend the 2003 annual meeting of Shareholders of Pioneer Drilling Company. We will hold the meeting at 10:00 a.m., Central Time, on Friday, August 22, 2003, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, 8620 N. New Braunfels Street, San Antonio, Texas.

        On the following pages you will find the Notice of annual meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Pioneer Drilling Company's operations during the fiscal year ended March 31, 2003 is enclosed.

        We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

        Thank you for your interest in Pioneer Drilling Company.

                      Sincerely,

                      Michael E. Little
                      Chairman and Chief Executive Officer

PIONEER DRILLING COMPANY
9310 Broadway, Bldg. I
San Antonio, Texas 78217

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        To Be Held Friday, August 22, 2003

To the Shareholders of Pioneer Drilling Company:

        The annual meeting of Shareholders of Pioneer Drilling Company will be held on Friday, August 22, 2003, at 10:00 a.m., central time, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, 8620 N. New Braunfels Street, San Antonio, Texas. At the meeting, we will ask you to consider and take action on the following:

  (1)
  election of two directors as members of the board of directors of Pioneer Drilling Company, to serve until their successors have been duly elected and qualified (Proposal 1);

  (2)
  approval of the Pioneer Drilling Company 2003 Stock Plan (Proposal 2);

  (3)
  ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2004 (Proposal 3); and

  (4)
  transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

        We are sending this notice and the attached proxy statement to our shareholders on or about July 8, 2003. Our board of directors has set the close of business on June 25, 2003 as the record date for determining shareholders entitled to receive notice of and vote at the annual meeting. A list of all shareholders entitled to vote is available for inspection during normal business hours at our principal offices at 9310 Broadway, Bldg. I, San Antonio, Texas 78217. This list will also be available at the meeting.

        Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to assure a quorum, please vote, sign, date and return the enclosed proxy card, whether or not you plan to attend the meeting.

                      By Order of the board of directors,

                      William D. Hibbetts
                      Secretary

San Antonio, Texas
July 8, 2003

PIONEER DRILLING COMPANY

PROXY STATEMENT
FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

Q:
What am I being asked to vote on?

A:
We are asking you to vote on the following:

•
the election of two directors as members of the board of directors of Pioneer Drilling Company to serve until our 2006 annual meeting of shareholders and until their successors have been duly elected and qualified;

•
approval of the Pioneer Drilling Company 2003 Stock Plan;

•
the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2004; and

•
the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Q:
Who may vote?

A:
All shareholders of record as of the close of business on June 25, 2003, the record date, are entitled to vote. Shareholders are entitled to one vote per share of common stock held. As of June 25, 2003, 21,710,792 shares of our common stock were outstanding.

Q:
Who may attend the meeting?

A:
All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:
How do I vote?

A:
You may vote in two ways:

•
you may come to the annual meeting and cast your vote in person; or

•
you may vote by completing, signing and returning the enclosed proxy card. If you do, the persons named on the card will vote your shares in the manner you indicate.

Q:
Who is soliciting my proxy?

A:
Pioneer Drilling Company is soliciting your proxy on behalf of its board of directors.

Q:
What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:
If you return your signed proxy card, but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of all the nominees as Class II directors (Proposal 1), FOR approval of the Pioneer Drilling Company 2003 Stock Plan (Proposal 2) and FOR ratification of the appointment of KPMG LLP as our independent auditors for the year ending March 31, 2004 (Proposal 3). We are unaware of any other matters that may come before the annual meeting. If they do, the proxy holders will vote the proxies in their best judgment.

Q:
What if I vote by proxy and then change my mind?

A:
You can revoke your proxy at any time before the annual meeting by:

•
writing to our Corporate Secretary at our principal executive offices at the mailing address in the answer to the last question on the next page;

•
delivering a properly executed proxy dated after the date of the proxy you want to revoke; or

•
attending the annual meeting and casting your vote in person.

Q:
When did Pioneer Drilling Company first distribute this proxy statement and the accompanying form of proxy to shareholders?

A:
We first distributed this proxy statement and the accompanying form of proxy to our shareholders on or about July 8, 2003.

Q:
What constitutes a quorum?

A:
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the meeting constitutes a quorum. We need a quorum of shareholders to hold a valid annual meeting. If you properly sign and return your proxy card, you will be considered part of the quorum.

  We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have the authority to do so. If a quorum is not present, a majority in interest of those present or represented at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until a quorum is present or represented.

Q:
What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:
Directors are elected by a plurality of the votes cast at the meeting. Abstentions and broker non-votes will have no effect on the vote for directors. Approval of the Pioneer Drilling Company 2003 Stock Plan and ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2004 requires the affirmative vote of a majority of the votes entitled to be cast by the shareholders that voted for or against or expressly abstained from voting. An abstention will have the effect of a vote against the approval of the Pioneer Drilling Company 2003 Stock Plan and against the ratification of the appointment of KPMG LLP as our independent auditors, and a broker non-vote will not have any effect on either of those proposals.

Q:
Who will count the votes?

A:
Representatives of Registrar & Transfer Co., the transfer agent for our common stock, will tabulate the votes.

Q:
What shares are included on the proxy card?

A:
The shares listed on your card represent all the shares of stock held in your name (as distinguished from shares held by a broker in "street" name). You will receive a separate card from your broker if your broker holds shares for you in "street" name.

Q:
What does it mean if I receive more than one proxy card?

A:
It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:
What is Pioneer Drilling Company's mailing address?

A:
Our mailing address is Pioneer Drilling Company, 9310 Broadway, Bldg. I, San Antonio, Texas 78217.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table shows the beneficial ownership of our common stock as of June 25, 2003 by (1) each person we know who beneficially owns more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) our chief executive officer and each of our other executive officers named in the summary compensation table in this proxy statement and (4) all our directors and executive officers as a group. All persons listed in the table below have sole voting and investment power with respect to their shares unless otherwise indicated. As of June 25, 2003, there were 21,710,792 shares of common stock outstanding. The number of shares and percentage of ownership for each person or entity listed assumes that options exercisable within 60 days are outstanding, unless otherwise indicated. For all executive officers and directors, as a group, the table assumes all the options for the group that are exercisable within 60 days are outstanding, unless otherwise indicated.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent of Class
WEDGE Energy Services, L.L.C. and Mr. Issam M. Fares 1415 Louisiana, Suite 3000 Houston, Texas 77002	13,508,864	(1)(2)	48.28%
Chesapeake Energy Corporation 6100 N. Western Ave. Oklahoma City, OK 73154-0496	5,333,333		24.57%
T.L.L. Temple Foundation 109 Temple Blvd., Suite 300 Lufkin, Texas 75901-7321	1,799,647		8.29%
Temple Interests, L.P. 109 Temple Blvd., Suite 300 Lufkin, Texas 75901-7321	199,391		*
Wm. Stacy Locke 9310 Broadway, Bldg. I San Antonio, Texas 78217	1,170,480	(3)	5.29%
Michael E. Little 9310 Broadway, Bldg. I San Antonio, Texas 78217	1,006,982	(4)	4.50%
William D. Hibbetts 13007 Blanche Coker San Antonio, Texas 78216	141,612		*
William H. White 1415 Louisiana, Suite 3000 Houston, Texas 77002	259,143	(5)	1.18%
James M. Tidwell 1415 Louisiana, Suite 3000 Houston, Texas 77002	20,000	(6)	*

C. John Thompson 813 N. 2nd Bellaire, Texas 77401	20,000	(7)	*
Dean A. Burkhardt 2125 Bolsover Houston, Texas 77055	15,000	(8)	*
Franklin C. West 13919 Bluff Wind San Antonio, Texas 78216	268,500	(9)	1.22%
Donald G. Lacombe 1303 Midnight Drive San Antonio, Texas 78258	32,167	(10)	*
All executive officers and directors as a group (9 persons)	2,933,884	(11)	12.57%

*
Less than 1%

(1)
Based on information included in a Schedule 13D that WEDGE Energy Services, L.L.C. and Mr. Issam M. Fares filed, as amended on May 24, 2001. WEDGE has advised us that Mr. Fares is the ultimate beneficial owner of all the outstanding ownership interests of WEDGE. The Schedule 13D states that Messrs. White and Tidwell are officers of WEDGE and that Mr. White is also a director of WEDGE.

(2)
Includes 6,267,857 shares of common stock which would be issued if WEDGE were to convert a convertible subordinated debenture issued to WEDGE in July 2002.

(3)
Includes 25,387 shares of common stock owned by members of Mr. Locke's immediate family and options to purchase 400,000 shares of common stock.

(4)
Includes options to purchase 650,000 shares of common stock.

(5)
Includes options to purchase 15,000 shares of common stock and the right to acquire 232,143 shares of common stock upon conversion of a $1,000,000 convertible subordinated debenture issued to Mr. White in July 2002.

(6)
Includes options to purchase 20,000 shares of common stock.

(7)
Includes options to purchase 20,000 shares of common stock.

(8)
Includes options to purchase 15,000 shares of common stock.

(9)
Includes options to purchase 250,000 shares of common stock.

(10)
Includes options to purchase 31,667 shares of common stock.

(11)
Includes options to purchase 1,401,667 shares of common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our board of directors currently consists of seven directors. Our board of directors is divided into three separate classes (Class I, Class II and Class III) with staggered terms. The current term of office for two of our Class II directors will expire at the annual meeting.

        Our board has nominated Messrs. Wm. Stacy Locke and C. John Thompson, each of whom currently serves on the board, as nominees for current re-election at the annual meeting as Class II directors. Messrs. Locke and Thompson were elected at our 2001 annual meeting of shareholders.

        Assuming the presence of a quorum, the election of any director requires the favorable vote of the holders of a plurality of the shares present and voting, in person or by proxy, at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, and unless you withhold authority to vote for one or more of the nominees, the persons named as proxies will vote FOR the election of the nominees listed below. We do not expect that any of the nominees will refuse or be unable to act as a director. If, however, any nominee becomes unable or unwilling to serve as a director, the persons named as proxies intend to vote the proxy shares for the election of any other person the board of directors may designate.

Nominees as Class II Directors for election for terms expiring at the 2003 annual meeting	Age	Position(s) Held
Wm. Stacy Locke	47	President, Chief Financial Officer and Director
C. John Thompson	50	Director

        Dean A. Burkhardt has served as one of our directors since October 26, 2001. Mr. Burkhardt has been an investor and consultant in the energy service industry during the last five years as well as a co-owner of the Dubina Rose Ranch, Ltd, a ranch business engaged in the breeding and selling of American Quarter Horse Association registered horses and coastal hay. Since 1997, Mr. Burkhardt has provided consulting services regarding oil and gas projects in Bolivia and Argentina to Frontera Resources Corporation, a developer and operator of oil and gas projects in emerging markets, consulting services regarding investments in fuel cells and workover services to WEDGE (1997-1998), and consulting services relating to the marketing of technical drilling engineering and quality management services to T. H. Hill & Associates, Inc., a drilling engineering and quality management services provider. Mr. Burkhardt co-founded Cheyenne Services, Inc. (1979), a provider of oilfield tubular make-up, tubular inspection, and third-party quality assurance services, and Applied Petroleum Software, Inc. (1983), a provider of production engineering software. From 1981 to 1982, Mr. Burkhardt was President and CEO of Tescorp Energy Services, a provider of hydraulic workover services, rental tools and tubular services.

        William D. Hibbetts has served as one of our directors since June 1984 and as our Sr. Vice President, Chief Accounting Officer and Secretary since May 2002. He previously served as our Vice President, Chief Accounting Officer and Secretary from December 2000 to May 2002. He served as the Chief Financial Officer of International Cancer Screening Laboratories from March 2000 to December 2000 and as the Chief Accounting Officer of Southwest Venture Management Company from July 1988 to May 1999. Mr. Hibbetts was the Treasurer/Controller of Gary Pools, Inc. from May 1986 to July 1988. He previously served as an officer of our company from January 1982 until May 1986. Before initially joining our company, Mr. Hibbetts served in various positions as an accountant with KPMG Peat Marwick LLP from June 1971 to December 1981, including as an audit manager from July 1978 to December 1981.

        Michael E. Little has served as one of our directors since November 1998 and became our Chairman of the board and Chief Executive Officer in November 1998. Mr. Little served as President and Chief Executive Officer and as a director of Dawson Production Services, Inc. from March 1982 until it was acquired by Key Energy Services, Inc. in October 1998. He also served as Chairman of the board of Dawson Production Services, Inc. from March 1983 to October 1998. From 1980 to 1982, Mr. Little was Vice President of Cambern Engineering, Inc., a company that provided drilling and completion consulting services in the Texas Gulf Coast area. From 1976 to 1980, he was employed by Chevron USA as a drilling foreman and as a drilling engineer. Mr. Little is also a director of Intercontinental Bank Shares Corporation, a bank holding company.

        Wm. Stacy Locke has served as one of our directors since May 1995. He has been our President and Chief Financial Officer since August 2000. He previously served as our President and Chief Operating Officer from November 1998 to August 2000 and as our President and Chief Executive Officer from May 1995 to November 1998. Prior to joining Pioneer Drilling Company, Mr. Locke was Vice President-Investment Banking with Arneson, Kercheville, Ehrenberg & Associates, Inc. from January 1993 to April 1995. He was Vice President-Investment Banking with Chemical Banking Corporation's Texas Commerce Bank from 1988 to 1992. He was Senior Geologist with Huffco Petroleum Corporation from 1982 to 1986. From 1979 to 1982, Mr. Locke worked for Tesoro Petroleum Corporation and Valero Energy as a Geologist.

        C. John Thompson has served as one of our directors since May 2001. Mr. Thompson has been a consultant since December 2001. He was Vice President and Co-Manager of Enron Energy Capital Resources from February 2000 to December 2001. From September 1997 to February 2000, Mr. Thompson was a principal in Sagestone Capital Partners, which provided investment banking services to the oil and gas industry and portfolio management services to various institutional investors. From December 1990 to May 1997, Mr. Thompson held various positions with Enron Energy Capital Resources and its predecessor companies. From 1977 until 1990, Mr. Thompson worked in the energy banking industry.

        James M. Tidwell has served as one of our directors since March 2001. Mr. Tidwell currently serves as Vice President and Chief Financial Officer of WEDGE Group Incorporated, a position he has held since January 2000. From June 1999 to January 2000, Mr. Tidwell served as President of Daniel Measurement and Control, a division of Emerson Electric Company. From August 1996 to June 1999, he was Executive Vice President and Chief Financial Officer of Daniel Industries, Inc., a leading supplier of specialized equipment and systems to oil, gas and process operators and plants to measure and control the flow of fluids. For more than five years prior to joining Daniel Industries, Inc., Mr. Tidwell served as Senior Vice President and Chief Financial Officer of Hydril Company, a worldwide leader in engineering, manufacturing and marketing of premium tubular connections and pressure control devices for oil and gas drilling and production. Mr. Tidwell is also a director of T-3 Energy Services, Inc., TGC Industries, Inc. and EOTT Energy LLC.

        William H. White has served as one of our directors since May 2000. Mr. White has been the President and Chief Executive Officer of WEDGE Group Incorporated since April 1997. WEDGE is a diversified firm with subsidiaries in engineering and construction, hotel, oil and gas services and real estate businesses. Mr. White served as Deputy Secretary of Energy and Chief Operating Officer of the United States Department of Energy from 1993 to 1995. Prior to his service with the Department of Energy, Mr. White practiced law and served on the management committee of the law firm of Susman Godfrey, L.L.P. From December 1995 to June 1998, Mr. White served as Chairman of the Democratic Party of Texas. He also served as an adjunct professor at the University of Texas School of Law.

Mr. White currently serves on the board of BJ Services and numerous non-profit organizations, including Baylor College of Medicine.

Class III Directors whose terms expire at the 2004 annual meeting	Age	Position(s) Held
Michael E. Little	48	Chairman, Chief Executive Officer and Director
William H. White	49	Director
Class I Directors whose terms expire at the 2005 annual meeting	Age	Position(s) Held
William D. Hibbetts	54	Senior Vice President, Chief Accounting Officer, Secretary and Director
James M. Tidwell	56	Director
Dean A. Burkhardt	52	Director

        In connection with our sale of various securities to WEDGE, we have agreed that, as long as WEDGE owns at least 10% of our outstanding capital stock, we will support and cause to be placed on the ballot at any election of directors one person designated by WEDGE who shall be a nominee to our board of directors, but only if it is necessary to cause at least one WEDGE board nominee to continue as a director after such election. As long as WEDGE owns at least 25% of our outstanding capital stock, we will support and cause to be placed on the ballot at any election of directors up to three persons designated by WEDGE who shall be nominees to our board of directors, but only if necessary to cause at least three WEDGE board nominees to continue as directors after such election. If WEDGE has three nominees on the board of directors, at least one shall be an individual with no affiliation to WEDGE or its affiliates. The nominee, if elected, shall serve as an independent outside director. Additionally, at least one of WEDGE's board nominees shall be appointed to serve on our audit committee and compensation committee. In addition, Messrs. Little and Locke have executed a voting agreement which obligates them to vote the shares of common stock they own in favor of any WEDGE director nominee or nominees. See "Certain Relationships and Related Transactions—Transactions with WEDGE Energy Services, L.L.C." Mr. White is a WEDGE nominee to our board of directors and our compensation committee. Mr. Tidwell is a WEDGE nominee to our board of directors and our audit and compensation committees. Mr. Burkhardt is a WEDGE nominee to our board of directors and our audit committee. Mr. Burkhardt is not affiliated with WEDGE.

        Your board of directors unanimously recommends a vote "for" the election of each of the persons nominated for election to the board of directors.

INFORMATION CONCERNING MEETINGS
AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Meetings

        Our board of directors held seven meetings and acted by unanimous written consent on five occasions in fiscal 2003. It has two standing committees: an audit committee and a compensation committee. It does not have a nominating committee or a committee performing similar functions. During fiscal 2003, each member of the board attended at least 85% of the aggregate number of meetings of the board and any committee on which he served.

Audit Committee

        During the fiscal year ended March 31, 2003, the audit committee was comprised of Messrs. Burkhardt, Thompson and Tidwell. The audit committee met five times during fiscal 2003. The audit committee is governed by a charter that it has adopted. We attached a copy of that charter to the proxy statement for our 2001 annual meeting of shareholders. You can obtain a copy of that charter by making a request for a copy to our Corporate Secretary. We intend to revise our audit committee charter to comply with new rules to be adopted by the American Stock Exchange in connection with the implementation of certain provisions of the Sarbanes-Oxley Act of 2002.

        Our common stock is listed on the American Stock Exchange. In that connection, we have agreed to comply with the listing standards of the AMEX. We believe that our audit committee is independent, as defined by the general listing standards of the AMEX. Although Mr. Tidwell is not independent under the general listing standards of the AMEX, he has been approved by the AMEX to be on the audit committee pursuant to an exception to its general listing standards.

        The audit committee's role is one of financial oversight. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditors' work. The following functions are the key responsibilities of the audit committee in carrying out its oversight:

  •
  recommending the appointment of our independent auditors to the board of directors;

  •
  reviewing the scope of the independent auditors' examination and, at the conclusion of that examination, reviewing the results of the audit, including any comments or recommendations of the independent auditors;

  •
  reviewing our financial policies and accounting systems and controls and our audited and interim unaudited financial statements;

  •
  preparing a report for inclusion in our proxy statement of its review of our audited financial statements, including a statement on whether it recommended that the board include those financial statements in our annual report on Form 10-K for that year;

  •
  approving and ratifying the duties and compensation of our independent auditors, both for audit and nonaudit services; and

  •
  reviewing and assessing, on an annual basis, the adequacy of the audit committee's charter and recommending revisions to the board.

        The audit committee meets separately from the whole board with the independent auditors to provide an open avenue of communication. The audit committee and the board of directors are ultimately responsible for the selection, evaluation and replacement of the independent auditors.

Compensation Committee

        The compensation committee consists of Messrs. Thompson, Tidwell and White. The compensation committee did not meet during the fiscal year ending March 31, 2003 because there were no significant determinations regarding executive compensation made during fiscal 2003. The compensation committee determines salaries for executive officers and incentive compensation for our senior employees and key employees. For additional information concerning the compensation committee, see "Report of the Compensation Committee Regarding Executive Compensation."

Director Compensation

        We pay to each of our nonemployee directors fees of $1,000 per quarter for service on our board of directors and $250 for each board meeting the director attends. We also grant nonemployee directors options to purchase 10,000 shares of common stock upon initially becoming a director and 5,000 shares of common stock in each subsequent year pursuant to our 1995 and 1999 Incentive Plans. We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending board and board committee meetings or otherwise in their capacity as directors.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        The following table provides information about our current executive officers and key employees (ages are as of July 1, 2003):

Name	Age	Position(s) Held
Michael E. Little	48	Chairman, Chief Executive Officer and Director
Wm. Stacy Locke	47	President, Chief Financial Officer and Director
Franklin C. West	63	Executive Vice President and Chief Operating Officer
William D. Hibbetts	54	Senior Vice President, Chief Accounting Officer, Secretary and Director
Donald G. Lacombe	49	Senior Vice President—Marketing
Chris F. Parma	53	Vice President, Controller and Treasurer*
Jeff G. Weis	48	Vice President—Contracts/Marketing*

*
Key employee.

        For a description of the business backgrounds of Messrs. Little, Locke and Hibbetts, see "Election of Directors" above.

        Franklin C. West currently serves as our Executive Vice President and Chief Operating Officer. Mr. West joined Pioneer Drilling Company in January 2002. Prior to joining Pioneer Drilling Company, he was Vice President for Flournoy Drilling Company from 1967 until it was acquired by Grey Wolf, Inc. in 1997, and continued in the same capacity for Grey Wolf, Inc. until December 2001. Mr. West has over 40 years of experience in the drilling industry.

        Donald G. Lacombe has served as our Senior Vice President—Marketing since May 2002 and as our Vice President—Marketing from August 2000 to May 2002. Prior to joining Pioneer Drilling Company, he was Contracts and Sales Manager for Grey Wolf, Inc.'s South Texas Division and for Flournoy Drilling Company from April 1993 to August 2000. Mr. Lacombe was an engineer with Dresser Magcobar from 1978 to 1993. He was an assistant geologist for TransOcean Oil from 1972 to

1975. Mr. Lacombe is a past President of the South Texas Chapter of the American Petroleum Institute and a past Chairman of the South Texas Chapter of the International Association of Drilling Contractors ("IADC").

        Chris F. Parma currently serves as our Vice President, Controller and Treasurer. He previously served as our Chief Financial Officer from December 1995 to August 2000 and as our Secretary from December 1998 to December 2000. He has been our Controller since October 1990. Before joining our company, Mr. Parma served in various accounting positions with J.H. Uptmore & Associates, Inc., a real estate development company.

        Jeff G. Weis has served as our Vice President-Contracts/Marketing since our acquisition of Pioneer Drilling Co. in August 2000. He previously served as Contracts and Marketing Manager for Pioneer Drilling Co. from September 1995 to August 2000. He served as General Manager of Zarsky Drilling Fluids from 1986 to 1995, and Drilling Fluids Engineer, Regional Technical Advisor and District Manager for Imco Services from 1978 to 1986.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation we paid or accrued for services performed during the fiscal years ended March 31, 2003, 2002 and 2001 by our Chief Executive Officer and our four other most highly compensated executive officers (the "named executive officers").

Annual Compensation
Name and Principal Position	Fiscal Year
		Salary (1)		Bonus
Michael E. Little Director, Chairman and Chief Executive Officer	2003 2002 2001	$ $ $	164,340 162,440 66,052	$	— 78,843 —
Wm. Stacy Locke Director, President and Chief Financial Officer	2003 2002 2001	$ $ $	164,340 162,440 142,321	$	— 78,843 —
Franklin C. West Executive Vice President and Chief Operating Officer (2)	2003 2002 2001	$ $	185,500 41,885 —	$ $	50,000 50,000 —
William D. Hibbetts Director, Senior Vice President, Chief Accounting Officer and Secretary (3)	2003 2002 2001	$ $ $	117,854 108,840 24,231	$	— 27,210 —
Donald G. Lacombe Senior Vice President-Marketing (4)	2003 2002 2001	$ $ $	120,000 112,703 34,485	$	— 19,047 —

(1)
Includes vehicle allowances, when applicable, included in annual compensation, but excludes the value of perquisites and other personal benefits for the named executive officers because the aggregate amounts did not exceed 10% of the total annual salary and bonus reported for the named executive officers.

(2)
Mr. West's employment with our company began on January 1, 2002. Mr. West joined our company as Executive Vice President and Chief Operating Officer. Mr. West was paid $91,885 during fiscal year 2002, which amount included a $50,000 signing bonus. He was also issued options under our 1999 Stock Option Plan to purchase 450,000 shares of our common stock at an exercise price of $3.00 per share.

(3)
Mr. Hibbetts' employment with our company began on December 7, 2000.

(4)
Mr. Lacombe's employment with our company began on August 18, 2000.

Option Grants in Last Fiscal Year

        No options were granted to the named executive officers during the fiscal year ended March 31, 2003.

Stock Option Exercises and 2003 Fiscal Year-End Option Values

        The following table details the number and value of securities exercised during the year ended March 31, 2003 by the named executive officers and of securities underlying unexercised options held by the named executive officers at March 31, 2003.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael E. Little	—	—	650,000	—	$2,268,500	—
Wm. Stacy Locke	400,000	$1,404,000	400,000	—	$1,396,000	—
Franklin C. West	—	—	250,000	200,000	$872,500	$698,000
William D. Hibbetts	5,000	$8,000	10,000	15,000	$34,900	$52,350
Donald G. Lacombe	—	—	26,667	48,333	$93,068	$168,682

(1)
Based on the closing price of $3.49 per share for our common stock on the AMEX on March 31, 2003.

Equity Compensation Plan Information

        The following table provides information on our equity compensation plans as of June 25, 2003. This table does not include shares that would be issuable under the 2003 Stock Incentive Plan if that plan is approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,951,000	$1.76	224,413
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,951,000	$1.76	224,413

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with WEDGE Energy Services, L.L.C.

        On October 9, 2001, we issued a 6.75% five-year $18,000,000 convertible subordinated debenture, Series A, to WEDGE. The debenture was convertible into 4,500,000 shares of common stock at $4.00 per share. We used approximately $9,000,000 of the proceeds to complete the construction of two drilling rigs. We used approximately $6,000,000 to reduce a $12,000,000 credit facility. We used the balance of the proceeds for drilling equipment and working capital. On July 3, 2002, we issued an additional $10,000,000 of 6.75% convertible subordinated debt to WEDGE with an effective conversion rate of $5.00 per share. The transaction was effected by an agreement between us and WEDGE under which WEDGE agreed to provide the additional $10,000,000 in financing and to cancel the previously issued debenture in the principal amount of $18,000,000 in exchange for $28,000,000 in new 6.75% convertible subordinated debentures. The new debentures are convertible into 6,500,000 shares of common stock at $4.31 per share, which resulted from a pro rata blending of the $5.00 conversion rate of the new $10,000,000 financing and the $4.00 conversion rate of the $18,000,000 debenture being cancelled. WEDGE funded $7,000,000 of the $10,000,000 on July 3, 2002 and $2,000,000 on July 29, 2002. William H. White, one of our directors and the President of WEDGE, purchased the remaining $1,000,000 on July 29, 2002. We used $7,000,000 of the proceeds from the new debt to pay down other outstanding bank debt and $3,000,000 for the purchase of drilling equipment. The new debentures are subject to call provisions under which we may, at our option, prepay the new debentures after July, 2004, at 105% of principal during 2004, 104% during 2005, 103% during 2006, and 100% during 2007 and thereafter.

        At our 2001 annual meeting, we adopted a proposal to institute a staggered board of directors. As a result, we have modified our voting agreement with WEDGE so that, as long as WEDGE owns at least 10% of our outstanding capital stock, we will support and cause to be placed on the ballot at any election of directors, one person designated by WEDGE who shall be a nominee to our board of directors, but only if it is necessary to cause at least one WEDGE board nominee to continue as a director after such election. As long as WEDGE owns at least 25% of our outstanding capital stock, we will support and cause to be placed on the ballot at any election of directors up to three persons designated by WEDGE who shall be nominees to our board of directors, but only if necessary to cause at least three WEDGE board nominees to continue as directors after such election. If WEDGE has three nominees on the board of directors, at least one shall be an individual with no affiliation to WEDGE or its affiliates. That nominee, if elected, shall serve as an independent outside director. Additionally, at least one of WEDGE's board nominees shall be appointed to serve on our audit committee and compensation committee.

        WEDGE owns 7,241,007 shares of our common stock, which constitutes approximately 33.4% of our issued and outstanding common stock. Upon full conversion of the New Debenture into shares of our common stock, WEDGE would own 13,508,864 shares of our common stock, which would constitute approximately 48.3% of our outstanding common stock, assuming no other issuances of common stock prior to the full conversion of the new debenture.

        We have granted WEDGE demand registration rights and piggyback registration rights in connection with our sales of shares of common stock to WEDGE, including any common stock that may be issued to WEDGE as the result of any conversion of the new debenture. These rights generally obligate us to cause the registration of the shares of common stock that WEDGE holds upon WEDGE's request; however, while WEDGE can cause us to effect the registration of its shares an unlimited number of times under its piggyback registration rights, WEDGE can only cause us to effect the registration of its shares four times under its demand registration rights.

Transaction with Chesapeake Energy Corporation

        On March 31, 2003, we sold 5,333,333 shares of our common stock to Chesapeake Energy Corporation for $20,000,000 ($3.75 per share), before related offering expenses. In connection with that sale, we granted Chesapeake Energy a preemptive right to acquire equity securities we may issue in the future, under specified circumstances, in order to permit Chesapeake Energy to maintain its proportionate ownership of our outstanding shares of common stock. We also granted Chesapeake Energy a right, under certain circumstances, to request registration of its shares under the Securities Act of 1933. Chesapeake Energy owns approximately 24.6% of our outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates. All required filings for the 2003 fiscal year were made on a timely basis.

        In making these disclosures, we relied solely on written statements of directors, executive officers and shareholders and copies of the reports that they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the board of directors of Pioneer Drilling Company:

        We have reviewed and discussed with management Pioneer Drilling Company's audited financial statements as of and for the year ended March 31, 2003.

        In addition, we have discussed with KPMG LLP, Pioneer Drilling Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board's Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with KPMG LLP its independence from Pioneer Drilling Company. We also considered whether KPMG LLP's provision of services that are not related to the audit of Pioneer Drilling Company's financial statements is compatible with maintaining that firm's independence from Pioneer Drilling Company.

        Based on the reviews and discussions referred to above, we recommend to the board of directors of Pioneer Drilling Company that the audited financial statements referred to above be included in Pioneer Drilling Company's annual report on Form 10-K for the year ended March 31, 2003 for filing with the Securities and Exchange Commission.

                      The audit committee

                      Dean A. Burkhardt, Chairman
                      C. John Thompson
                      James M. Tidwell

REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

        The compensation committee of the board of directors of Pioneer Drilling Company (the "Committee") administers Pioneer Drilling Company's executive compensation program. The committee is responsible for establishing appropriate compensation goals for executive officers. The committee seeks to reward senior and key employees for building long-term shareholder value. In addition, the committee designs executive compensation programs to provide the ability to attract, motivate and retain management personnel necessary to Pioneer Drilling Company's success.

Base Salaries

        The committee determines base salaries for executives initially by evaluating executives' levels of responsibility, prior experience, breadth of knowledge and equity compensation, as well as external pay practices in the contract drilling industry. The committee intends to review executive salaries annually based on a variety of factors, including individual performance, general levels of market salary increases and Pioneer Drilling Company's overall results. The committee grants salary increases within a pay-for-performance framework. The committee assesses performance for base salary purposes using a qualitative, rather than quantitative, performance assessment. The committee does not use a specific performance formula or a weighting of factors in determining base salary levels. However, the committee considers operating performance, execution of Pioneer Drilling Company's business strategy, earnings levels and progress in implementing business development efforts in establishing base salary increases for executives.

Increase in Chief Executive Officer's Salary

        During the fiscal year ending March 30, 2003, the annual salary of Mr. Little, our chief executive officer did not increase; however, his monthly vehicle allowance, included in annual compensation, increased in October 2002.

Stock Option Plans

        Pioneer Drilling Company periodically makes stock option grants to its executive officers under its 1995 and 1999 Stock Option Plans. The committee believes this equity-based compensation provides appropriate incentive to executive management to seek maximum shareholder benefit. During the fiscal year ended March 31, 2003, Pioneer Drilling Company did not grant any options to its executive officers. However, Pioneer Drilling Company did grant options to purchase 50,000 shares of common stock under the 1999 Plan to a division manager.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over one million dollars paid to certain executive officers, except for qualified performance-based compensation. Pioneer Drilling Company had no nondeductible compensation expense for the year ended March 31, 2003. The Committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with the Pioneer Drilling Company's objectives.

        This report is furnished by the compensation committee of the board of directors.

                      William H. White, Chairman
                      James M. Tidwell
                      C. John Thompson

PERFORMANCE GRAPH

        The following graph compares, for the period from March 31, 1998 to March 31, 2003, the cumulative shareholder return on our common stock with the cumulative total return on the AMEX Composite Index and a peer group index we selected that includes three public companies within our industry. The comparison assumes that $100 was invested on March 31, 1998 in our common stock, the AMEX Composite Index and the peer group index, and further assumes all dividends were reinvested. During the period from March 31, 1998 through March 7, 2001, our common stock was traded on the over-the-counter market and quoted in the National Quotation Bureau's "Pink Sheets." Since March 8, 2001, our shares of common stock have been listed on the American Stock Exchange.

        The companies that comprise the peer group index are TMBR/Sharp Drilling, Inc., Grey Wolf, Inc. and Patterson—UTI Energy, Inc.

Comparison of Cumulative Total Return

	3/31/98	3/31/99	3/31/00	3/31/01	3/31/02	3/31/03
Pioneer Drilling Company	100	39	104	313	285	243
AMEX Composite Index	100	96	135	118	123	112
Peer Group Index	100	39	157	285	160	174

PROPOSAL 2
APPROVAL OF PIONEER DRILLING COMPANY 2003 STOCK PLAN

        On June 27, 2003, the board of directors adopted the Pioneer Drilling 2003 Stock Plan, or the "2003 Stock Plan," subject to shareholder approval. The board of directors believes the 2003 Stock Plan will be important in securing for us and our shareholders the benefits arising from ownership of our common stock by officers, employees, nonemployee directors and consultants. The 2003 Stock Plan is an important part of our compensation program, and provides an opportunity to acquire a proprietary interest in our company through the grants of options to purchase our common stock.

        No awards will be made under the 2003 Stock Plan prior to approval by shareholders. If approved by shareholders, options may be granted under the plan to our officers, employees, nonemployee directors and consultants. The benefits and amounts to be received under the 2003 Stock Plan are not currently determinable. As of June 30, 2003, we had approximately 565 employees, including five executive officers, and four nonemployee directors.

        In addition to the 2003 Stock Plan, we have a 1999 Stock Plan, which was approved by our shareholders in 2000, and a 1995 Stock Plan, which was approved by our shareholders in 1995. Of the 1,500,000 shares reserved under the 1995 Stock Plan, 646,000 are subject to outstanding options and 29,413 are available for additional grants. Of the 1,500,000 shares reserved under the 1999 Stock Plan, 1,305,000 are subject to outstanding options and 195,000 are available for additional grants. See "Equity Compensation Plan Information" above.

        The last reported sales price for our common stock on the American Stock Exchange on July 1, 2003, was $4.85 per share.

Summary of the 2003 Stock Plan

        The following description of the 2003 Stock Plan is a summary of certain provisions and is qualified in its entirety by reference to the 2003 Stock Plan, which is attached to this proxy statement as Appendix A.

        Administration.    The 2003 Stock Plan is to be administered (i) to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the qualified performance-based compensation exception of Section 162(m) of the Internal Revenue Code, by an administrator or administrators in compliance with Rule 16b-3 and/or Section 162(m), as applicable, and (ii) in all other cases, by such administrator or administrators as the board of directors may designate (collectively, the "administrator"). The administrator must also meet any qualifications set forth in the listing regulations of the exchange on which our shares of common stock are traded. For most purposes, the administrator for the 2003 Stock Plan is the compensation committee of our board of directors.

        Subject to the terms of the 2003 Stock Plan, the applicable administrator has the authority to determine the persons to whom options will be granted, the number of shares covered by each such grant, the exercise or purchase price per share, the time or times at which options will be granted, whether each option granted will be an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code, or an option not intended to be an incentive stock option (a "nonqualified option"), whether restrictions such as repurchase options are to be imposed on shares subject to options and the nature of such restrictions, if any. The interpretation or construction by the applicable administrator of the 2003 Stock Plan or with respect to any options granted thereunder will be final, unless otherwise determined by our board of directors.

        Shares Subject to the 2003 Stock Plan.    The 2003 Stock Plan authorizes the issuance of up to 3,000,000 shares of our common stock pursuant to the exercise of options. The number of shares authorized for the grant of options under the 2003 Stock Plan will be subject to further adjustment as described below under "Adjustments; Changes in Stock; Recapitalization and Reorganization." Under

the terms of the 2003 Stock Plan, shares subject to options which for any reason expire or are terminated unexercised, which are withheld to satisfy tax withholding obligations or are otherwise not delivered or which are reacquired by us after issuance may again be available for grant to the extent permitted by applicable law and the rules of the exchange on which the shares are traded.

        Limits on Option Grants.    The 2003 Stock Plan limits the maximum number of shares that may be issued to any one individual in any calendar year pursuant to the exercise of options to 3,000,000 shares. In addition, the aggregate fair market value of the common stock for which incentive stock options under any of our plans are exercisable for the first time by any employee during a calendar year may not exceed $100,000 (determined on the date of the grant). Subject to those limits, options may be granted to any of our employees or consultants as determined by the applicable administrator to be in our best interests. Nonemployee directors receive automatic grants of options as described below under "Nonemployee Director Options."

        Terms and Conditions of Options.    Options will have such terms and conditions as the applicable administrator may determine, except that the exercise price per share of an option may not be less than the fair market value of the common stock on the date of the grant and the term of each option may not be more than 10 years from the date of grant. Options intended to be incentive stock options may only be granted to employees, and, if granted to a 5% owner, must have an exercise price equal to 110% of the fair market value of a share of our common stock on the date of grant and a term of not longer than five years.

        Nonemployee Director Options.    Under the 2003 Stock Plan, each new director who is not our employee will receive an option to purchase 10,000 shares of common stock upon becoming a director, and on June 15 of each calendar year, each nonemployee director then serving will receive an option to purchase 5,000 shares of common stock (each such option is referred to as a "nonemployee director option"). The exercise price per share of common stock subject to the nonemployee director options will not be less than the fair market value per share of the common stock on the applicable date of grant. Each nonemployee director option will expire five years from the date of its grant; otherwise, a nonemployee director option will not be subject to forfeiture or termination. Upon the termination of the 2003 Stock Plan or the unavailability of shares of common stock for issuance under the 2003 Stock Plan, no additional nonemployee director options will be granted.

        Written Agreements.    Options will be evidenced by instruments (which need not be identical) in such forms as the applicable administrator may from time to time approve. Such instruments will conform to such terms and conditions as are applicable under the 2003 Stock Plan and may contain such other terms and conditions as the applicable administrator deems advisable which are not inconsistent with the 2003 Stock Plan, including restrictions applicable to shares of common stock issuable upon exercise of options. An option may provide for acceleration of exercise in the event of a change in control of our company, in the discretion of and as defined by the applicable administrator.

        Exercise of Options.    An option (or any part or installment thereof) may be exercised as specified in the written instrument granting such option, which instrument may specify any legal method of exercise. The holder of an option will not have the rights of a shareholder with respect to the shares covered by that option until the date of issuance of a stock certificate for such shares. Except as expressly provided in the 2003 Stock Plan with respect to changes in capitalization and stock dividends, no adjustment will be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

        Adjustments; Changes in Stock; Recapitalization and Reorganization.    In the event shares of our common stock are subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of our company, the shares of our common stock are exchanged for other securities of our company or of another corporation, each holder of options will be entitled to purchase such number of shares of our common stock or other securities issued by us or such other corporation as were exchangeable for the number of shares of our common stock which such optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange. The 2003 Stock Plan also gives the administrator the discretion to cancel options in the event of certain corporate transactions in exchange for a cash payment equal to the difference between the consideration paid to the holders of shares of common stock per share of common stock in the transaction and the exercise price of the option.

        If we issue any of our shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option, each optionee upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which he is exercising his option and (at no additional cost) such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as he would have received if he had been the holder of the shares as to which he is exercising his option at all times between the date of grant of such option and the date of its exercise.

        Upon the happening of any of the foregoing events, the class and aggregate number of shares reserved for issuance under the 2003 Stock Plan shall also be appropriately adjusted to reflect the events described above.

        Termination and Amendment of the 2003 Stock Plan.    The board of directors may terminate or amend the 2003 Stock Plan in any respect or at any time, except that no amendment requiring shareholder approval under the provisions of the Internal Revenue Code relating to incentive stock options, under the Securities Exchange Act of 1934, as amended, or the listing requirements of the securities exchange on which the shares of common stock are listed will be effective without approval of shareholders as required and within the times set by such rules.

        Applicability of ERISA; Tax Qualification.    The 2003 Stock Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Internal Revenue Code.

Summary of Federal Income Tax Consequences

        The following is a summary of the present federal income tax rules relating to the treatment of options under the 2003 Stock Plan. The discussion is general in nature and does not take into account a number of considerations which may apply based on the circumstances of a particular participant, and should not be relied upon as tax advice.

        Incentive Stock Options.    The following general rules are applicable for federal income tax purposes under existing law to employees who receive and exercise incentive stock options granted under the 2003 Stock Plan:

            (a)   No taxable income results to the optionee upon the grant of an incentive stock option or upon the issuance of shares to him upon exercise of the incentive stock option.

            (b)   No tax deduction is allowed to us upon either grant or exercise of an incentive stock option under the 2003 Stock Plan, and no deduction is allowed on account of the disposition of the shares acquired upon the exercise of an incentive stock option, except in the case of a disqualifying disposition described below.

            (c)   If shares acquired upon exercise of an incentive stock option are not disposed of prior to the later of (1) two years following the date the option was granted, or (2) one year following the date the shares are transferred to the optionee pursuant to the exercise of the option, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will be treated as long-term capital gain or loss to the optionee.

            (d)   If shares acquired upon exercise of an incentive stock option are disposed of before the expiration of one or both of the requisite holding periods (a "disqualifying disposition"), then in most cases the lesser of (1) any excess of the fair market value of the shares at the time of exercise of the option over the exercise price, or (2) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

            (e)   In any year that an optionee recognizes income on a disqualifying disposition of shares acquired by exercising an incentive stock option, we will generally be entitled to a corresponding business expense deduction for income tax purposes.

            (f)    Any excess of the amount realized by the optionee as a result of a disqualifying disposition over the sum of (1) the exercise price and (2) the amount of ordinary income recognized under the above rules, will be treated as either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of such shares.

        To the extent an incentive stock option is exercised more than 90 days (or one year in the case of death or disability) following termination of the optionee's employment, or the incentive stock option first becomes exercisable with respect to more than $100,000 of common stock in a calendar year, such option will be treated as a nonqualified option and be subject to the rules described below.

        Alternative Minimum Tax.    In addition to the tax consequences described above, the exercise of incentive stock options granted under the 2003 Stock Plan may result in a further "minimum tax" under the Internal Revenue Code, as follows: an "alternative minimum tax" will be applied against a taxable base which is equal to regular taxable income, adjusted for certain limited deductions and losses, increased by items of tax preference, and reduced by a statutory exemption. The statutory exemption is phased out for certain higher income taxpayers. The bargain element at the time of exercise of an incentive stock option (i.e., the amount by which the value of the common stock received upon exercise of the incentive stock option exceeds the exercise price) is included in the optionee's alternative minimum taxable income for purposes of the minimum tax, subject to the rules of Section 83 of the Internal Revenue Code. Thus, if upon exercise of an incentive stock option an optionee receives stock which is not restricted stock (as defined below), the bargain element is included in the optionee's alternative minimum taxable income in the year of exercise. If the optionee receives restricted stock on exercise of an incentive stock option, the bargain element is measured and included in alternative minimum taxable income in the year(s) that the restriction(s) on the stock lapse(s), unless the optionee files a Section 83(b) election with the Internal Revenue Service within 30 days of the date of exercise of the incentive stock option and thereby elects to include the bargain element in minimum taxable income in the year of exercise. For purposes of determining alternative minimum taxable income (but not regular taxable income) for any subsequent year in which the taxpayer sells the stock acquired by exercise of the incentive stock option, the basis of such stock will be its fair market value at the time the incentive stock option was exercised. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an incentive stock option may be entitled to a tax credit against regular tax liability in later years.

        Non-Qualified Options. A nonqualified option granted under the 2003 Stock Plan is taxed in accordance with Section 83 of the Internal Revenue Code and the regulations issued thereunder. The following general rules are applicable, based upon the assumptions that (1) the options do not have a readily ascertainable fair market value at the date of grant and (2) the common stock acquired by exercising the nonqualified option is either transferable or not subject to a substantial risk of forfeiture (as defined in regulations under Section 83):

            (a)   The optionee does not realize any taxable income upon the grant of a nonqualified option, and we are not allowed a tax deduction by reason of such grant.

            (b)   The optionee will recognize ordinary compensation income at the time of exercise of a nonqualified option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. In accordance with applicable regulations, we will require the optionee to pay to us an amount sufficient to satisfy withholding taxes in respect of such compensation income at the time of the exercise of the option. If we withhold shares to satisfy this withholding tax obligation, instead of cash, the optionee nonetheless will be required to include in income the fair market value of the shares withheld.

            (c)   When the optionee sells the shares, he will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his basis in the shares (i.e., the exercise price plus the amount taxed to the optionee as compensation income).

            (d)   In general, we will be entitled to a corresponding tax deduction in the year in which compensation income is recognized by the optionee.

        A nonemployee director option is generally subject to the same tax treatment as a nonqualified option described above, except that we do not have a withholding obligation related to nonemployee directors.

        Special Rules for Restricted Stock.    Common stock that is subject to restrictions on transfer and also to a substantial risk of forfeiture (as defined in regulations under Section 83 of the Internal Revenue Code), referred to herein as "restricted stock," is subject to special tax rules. If the common stock acquired on the exercise of a nonqualified option is restricted stock, the amount of income recognized by the optionee generally will be determined as of the time the restrictions lapse or the substantial risk of forfeiture no longer exists. Restricted stock acquired by exercising an incentive stock option generally is not subject to the rules of Section 83, but rather to the rules discussed above under "incentive stock options."

        Under Section 83(b) of the Internal Revenue Code, an election is available to the optionee to include in gross income, in the taxable year that restricted stock is first transferred to the optionee, the amount of any excess of the fair market value (as determined under Section 83) of the restricted stock over the amount (if any) paid for such stock. If this election is timely made, no further tax liability will arise at the time the transfer restrictions on the restricted stock lapse or the substantial risk of forfeiture no longer exists. However, if shares of restricted stock for which a Section 83(b) election is in effect are forfeited while such shares are both nontransferable and subject to a substantial risk of forfeiture, the loss realized by the optionee on the forfeiture, for tax purposes, is limited to the amount paid for such shares (not including any compensation income recognized by the optionee at the time of transfer) less any amount realized by the optionee on such forfeiture.

        Limitations on Deduction.    Section 162(m) of the Internal Revenue Code provides that certain compensation received in any year by a "covered employee" in excess of $1,000,000 is non-deductible for federal income tax purposes. Section 162(m) provides an exception, however, for "performance-based compensation." We believe that options granted under the 2003 Stock Plan to "covered employees" will qualify as performance-based compensation that is exempt from the deduction limitations of Section 162(m).

Proposed Action

        Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that voted for or against or expressly abstained from voting is necessary for approval of the 2003 Stock Plan. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the approval of the 2003 Stock Plan. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the approval of the 2003 Stock Plan. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the approval of the 2003 Stock Plan, and a broker non-vote will not have any effect on the vote.

        Our board of directors unanimously recommends a vote "for" the approval of the Pioneer Drilling Company 2003 Stock Plan.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

        The board of directors has selected KPMG LLP to serve as our independent auditors for the year ending March 31, 2004. Although shareholder ratification is not required, the board has directed that such appointment be submitted to the shareholders for ratification at the annual meeting. KPMG LLP has served as our independent auditors since 1979. Representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

        Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that voted for or against or expressly abstained from voting is necessary to ratify the selection of KPMG LLP as our independent auditors for the year ending March 31, 2004. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of selection of independent auditors. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the ratification of the selection of KPMG LLP as independent auditors. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the appointment of our independent auditors, and a broker non-vote will not have any effect on the vote.

Audit Fees

        KPMG LLP's fees for our fiscal 2003 audit were $144,000.

Financial Information Systems Design and Implementation Fees

        We did not incur any fees payable to KPMG LLP in fiscal 2003 with respect to financial information systems design and implementation services.

All Other Fees

        We did not incur any fees payable to KPMG LLP for other professional services in fiscal 2003.

Independence of KPMG LLP

        Since KPMG LLP did not perform any financial information systems design and implementation services or any other professional services, the audit committee did not need to consider the independence issue which might arise from such services.

        Our board of directors unanimously recommends a vote "for" the ratification of the appointment of KPMG LLP as independent auditors of Pioneer Drilling Company for the year ending March 31, 2004.

EXPENSES RELATED TO THIS PROXY SOLICITATION

        We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and regular employees may solicit proxies by telephone or personal calls without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners. We estimate these expenses to be approximately $7,500.

OTHER INFORMATION

Date for Submission of Shareholder Proposals

        Under rules the SEC has established, any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2004 annual meeting of shareholders must send notice of the proposal to our corporate secretary at our principal executive offices, 9310 Broadway, Bldg. I, San Antonio, Texas 78217, so that we receive that notice by no later than March 10, 2004, unless the date of our 2004 annual meeting of shareholders is more than 30 days from the anniversary date of our 2003 annual meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2004 annual meeting of shareholders. If you submit a shareholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

        In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. In general, the procedure provides that shareholders must submit proposals to us in writing containing certain information specified in our bylaws not earlier than 180 days and not less than 90 days prior to the first anniversary of our preceding year's annual meeting. These requirements are in addition to the SEC's requirements that a shareholder must comply with to have a shareholder proposal included in our proxy statement. Shareholders must deliver the proposals to our corporate secretary at Pioneer Drilling Company 9310 Broadway, Bldg. I, San Antonio, Texas 78217.

Householding

        The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

        As a result, if you hold your shares though a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our secretary at our principal executive offices, 9310 Broadway Bldg. 1, San Antonio, Texas 78217, telephone number (210) 828-7689. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2003 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Other Matters

        Our board of directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will have discretion to vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

                      By Order of the board of directors

                      William D. Hibbetts
                      Corporate Secretary

San Antonio, Texas
July 8, 2003

APPENDIX A

PIONEER DRILLING COMPANY
2003 STOCK PLAN

        1.    Purpose.    This 2003 Stock Plan (the "Plan") is intended to provide incentives (a) to the officers and employees of Pioneer Drilling Company (the "Company", including any entity that assumes this Plan), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO" or "ISOs"); (b) to directors, officers, employees and consultants of the Company and Related Corporations, or any other person or entity, including persons providing regular services to the Company or Related Corporations ("Other Person or Entity"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); and (c) to outside directors by providing each of them with the Non-Qualified Option grants as provided herein ("Outside Directors' Options").

        ISOs, Non-Qualified Options and Outside Directors' Options are referred to hereafter individually as an "Option" and collectively as "Options." Recipients of such Options are hereafter referred to individually as an "Optionee" and collectively as "Optionees." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation" respectively, as those terms are defined in Sections 424(e) and 424(f) of the Code.

        2.    Administration of the Plan.    The Plan shall be administered (i) to the extent required by Rule 16b-3 or any successor or amended rule ("Rule 16b-3") promulgated pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), or the qualified performance-based compensation exception of Section 162(m) of the Code ("Section 162(m)"), by an administrator or administrators who are "non-employee directors" within the meaning of Rule 16b-3 and/or "outside directors" within the meaning of Section 162(m), as applicable, and (ii) in all other cases, by such administrator or administrators as the Board of Directors of the Company (the "Board") may designate (collectively, the "Administrators"). Furthermore, the Administrator(s) shall meet any required criteria set forth on the rules of the exchange on which the Common Stock is listed. Subject to the terms of the Plan, the applicable Administrator shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 1 to receive ISOs) to whom ISOs may be granted and to determine (from among the class of individuals and entities eligible under paragraph 1 to receive Non-Qualified Options) to whom Non-Qualified Options may be granted; (ii) determine the time or times at which Options may be granted and approve the form of agreement as provided in paragraph 7; (iii) determine the number of shares of Common Stock (subject to the provisions of paragraph 3) and the exercise price of shares subject to each Option (subject to the requirements of paragraph 4 with respect to ISOs and paragraph 5 with respect to Non-Qualified Options); (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option subject to the provisions of paragraph 1; (v) determine the vesting schedule of each Option, the time or times when each Option shall become exercisable and the duration of the exercise period (subject to paragraph 4 with respect to ISOs and paragraph 5 with respect to Non-Qualified Options); (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options and the nature of such restrictions, if any; and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it; however, neither the Board nor the applicable Administrator shall have any authority to determine whether or when an outside director shall receive or exercise Outside Directors' Options (or to determine the exercise price of such Outside Directors' Options) other than to ensure compliance with the terms of the Plan with respect to Outside Directors' Options.

The interpretation and construction by the applicable Administrator of any provisions of the Plan or of any Option granted under it shall be final unless otherwise determined by the Board. Administrators or the Board may from time to time adopt such rules and regulations for carrying out the Plan, as they may deem best. No member of the Board, any Administrator or the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

        3.    Stock.    The stock subject to the Options shall be authorized but unissued shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 3,000,000; provided, however, that in no event shall the number of shares of Common Stock subject to, and issued upon the exercise of ISOs exceed 3,000,000 in the aggregate; and provided, further, that the maximum number of shares of Common Stock issuable under the Plan to any employee of the Company in any calendar year shall not exceed 3,000,000. The number of shares authorized for the grant of Options under the Plan shall be subject to adjustment as provided in paragraph 8. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full, or shall cease for any reason to be exercisable in whole or in part, or if the Company does not deliver all shares subject to an Option (by reason of tax withholding or otherwise) or reacquires any unvested shares issued pursuant to any Option, the unpurchased or undelivered shares subject to such Options and any unvested shares so reacquired by the Company shall again be available for grants of Options under the Plan to the extent permitted by applicable law and exchange listing requirements.

        4.    ISO Provisions.    Any of the following provisions shall have no force or effect if its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to the Code and the regulations issued thereunder.

                A.    Grant of ISO.    All ISOs shall be granted under the Plan within ten (10) years of the date of the Plan's adoption by the Board or the date the Plan receives the requisite shareholder approval, whichever is earlier.

                B.    Minimum Option Price for ISOs.

                        (i) The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the Fair Market Value (defined below) per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation (including shares attributable to the employee pursuant to the provisions of Section 424(d) of the Code), the price per share specified in the agreement relating to such ISO shall not be less than 110 percent of the Fair Market Value per share of Common Stock on the date of grant.

                        (ii) Notwithstanding the designation of an Option as an ISO, to the extent the aggregate Fair Market Value (determined at the time the ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Related Corporation) exceeds $100,000, such Options shall be treated as Non-Qualified Options. For purposes of this paragraph 4(B)(ii), ISOs shall generally be taken into account in the order in which they were granted, except as otherwise required by applicable regulations.

                        (iii) The "Fair Market Value" of a share of Common Stock shall be determined as follows: (i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its "Fair Market Value" shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the applicable

Administrator deems reliable; (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its "Fair Market Value" shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; and (iii) in the absence of an established market for the Common Stock, the "Fair Market Value" shall be deemed to be (a) for Options granted to individuals other than an outside director, the fair market value of the Common Stock as determined by the applicable Administrator after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length or (b) for Options granted to outside directors, the fair market value of the Common Stock as determined by the Board, excluding all outside directors, after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

                C.    Duration of ISOs.    Subject to earlier termination as provided in subparagraphs E and F hereunder, each ISO shall expire on the date specified by the applicable Administrator, but not more than (i) ten (10) years from the date of grant in the case of ISOs generally, and (ii) five (5) years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation (including shares attributable to the employee pursuant to the provisions of Section 424(d) of the Code). Subject to the foregoing provisions and such earlier termination as provided in said subparagraphs E and F, the term of each ISO shall be the term set forth in the option agreement for such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to subparagraph I below.

                D.    Eligible Employees.    ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan.

                E.    Effect of Termination of Employment on ISOs.    If an ISO Optionee ceases to be employed by the Company or any Related Corporation other than by reason of death or disability (as such term is defined in subparagraph F hereunder), any ISO granted to such Optionee within the six-month period immediately preceding such termination shall be cancelled forthwith. With respect to any ISOs granted to such Optionee more than six months prior to such termination, no further installments of such ISOs shall become exercisable and his ISOs shall terminate after the passage of three (3) months from the date of termination of his employment, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to subparagraph I below, but in no event later than on their specified expiration dates. An employee shall not cease to be an employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or any Related Corporation or transfers between the Company and/or Related Corporations. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any ISO held by the Optionee shall terminate.

                F.    Effect of Death or Disability on ISOs.    If an Optionee ceases to be employed by the Company or any Related Corporation by reason of his death, any ISO of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one (1) year of the death of the Optionee.

                        If an Optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one (1) year from the date of the termination of the Optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or successor statute.

                G.    Notice to Company of Disqualifying Dispositions.    Each Optionee who receives an ISO must agree to notify the Company in writing immediately after the Optionee makes a "disqualifying disposition" of any Common Stock acquired pursuant to the exercise of an ISO. A "disqualifying disposition" is any disposition (including any sale) of such Common Stock before the later of (a) two (2) years after the date the employee was granted the ISO, or (b) one (1) year after the date the employee acquired Common Stock by exercising the ISO.

                H.    Other Requirements.    ISOs shall be issued subject to such additional requirements as may be imposed from time to time by the Code or the regulations issued thereunder.

                I.    Conversion of ISOs into Non-Qualified Options; Termination of ISOs.    The applicable Administrator, at the written request of any Optionee, may in its discretion take such actions as may be necessary to convert such Optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the applicable Administrator (with the consent of the Optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the applicable Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with the provisions of paragraph 5 or any other paragraph of the Plan relating to Non-Qualified Options. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The applicable Administrator, with the consent of the Optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

        5.    Non-Qualified Options.

                A.    Minimum Option Price.    The price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall not be less than the "Fair Market Value" (as defined in paragraph 4(B)(iii) per share of Common Stock on the date of such grant.

                B.    Duration of Non-Qualified Options.    Each Non-Qualified Option shall expire on the date specified by the applicable Administrator, but not more than ten (10) years from the date of grant.

                C.    Vesting of Non-Qualified Options.    Subject to any shorter or longer vesting period and any termination provisions which the applicable Administrator may impose in the applicable award agreement, a Non-Qualified Option shall be exercisable as follows: (i) 20% of the shares under the Non-Qualified Option shall be exercisable one (1) calendar year after the date of its grant, (ii) an additional 20% of the shares under the Non-Qualified Option shall be exercisable two (2) calendar years after the date of its grant, (iii) an additional 20% of the shares under the Non-Qualified Option shall be exercisable three (3) calendar years after the date of its grant, (iv) an additional 20% of the shares under the Non-Qualified Option shall be exercisable four (4) calendar years after the date of its grant, and (v) the last 20% of the shares under the Non-Qualified Option shall be exercisable five (5) calendar years after the date of its grant.

        6.    Outside Directors' Options.

                A.    Grant.    Subject to the provisions of paragraph 6(E), upon becoming a director of the Company each outside director shall receive a fully-vested Non-Qualified Option to purchase 10,000 shares of Common Stock and on June 15 of each calendar year after the date the Plan is approved by the shareholders of the Company, each outside director then serving shall receive a fully-vested Non-Qualified Option to purchase 5,000 shares of Common Stock (individually, an "Outside Director's Option," and collectively, "Outside Directors' Options").

                B.    Minimum Purchase Price.    The exercise price per share of the Outside Directors' Options shall not be less than the "Fair Market Value" (defined in paragraph 4(B)(iii) per share of Common Stock on the date of such grant.

                C.    Duration of Outside Directors' Options.    Each Outside Director's Option shall expire five (5) years from the date of grant; otherwise, an Outside Director's Option shall not be subject to forfeiture or termination.

                D.    Exercise.    An outside director may exercise an Outside Director's Option, if exercisable, by providing written notice to the Company addressed to the Secretary of the Company at 9310 Broadway, Bldg. I, San Antonio, Texas 78217; provided that the Company may change such address upon notice to the Optionee. The written notice shall specify the number of shares of Common Stock being exercised, and by paying the full exercise price. The written notice shall also include such written representations, warranties and covenants as may be required by the Company, Company counsel or the applicable Administrator.

                E.    Termination.    Upon the termination of the Plan or the unavailability of shares of Common Stock for issuance under the Plan, no additional Outside Directors' Options shall be granted.

        7.    Written Agreements.    Options shall be evidenced by agreements (which need not be identical) in such forms as the applicable Administrator may from time to time approve. Such agreements shall conform to such terms, conditions and provisions as are applicable hereunder and may contain such other terms and conditions and provisions as the applicable Administrator deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of the Option. An Option may provide for acceleration of vesting in the event of a change in control of the Company, in the discretion of and as defined by the applicable Administrator. The applicable Administrator may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such agreements. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such agreements.

        8.    Adjustments.    Upon the happening of any of the following described events, an Optionee's rights with respect to Options granted to him hereunder, shall be adjusted as hereinafter provided, unless otherwise specifically provided, in addition or to the contrary, in the written agreement between the recipient and the Company relating to such Option.

                A.    Certain Corporate Events.    In the event shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company or of another corporation, each Optionee with respect to each Option held by such Optionee shall be entitled, subject to the conditions herein stated, to purchase (or have used for measurement purposes) such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock which such Optionee would have been entitled to purchase (or have used for measurement purposes) with respect to such Option except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange. In the alternative, in the event of a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company (a "Corporate Event"), the Administrator may provide for the cancellation of each Option in connection with the Corporate Event in exchange for the payment to each Optionee of an amount in cash equal to (i) the value of the cash or other consideration to be received by holders of Common Stock per share of Common Stock in connection with the Corporate Event, multiplied by (ii) the number of Option Shares that remain subject to the Option, less (iii) the aggregate Exercise Price of the Option. Without limiting the generality of the foregoing, if the value of the cash or other consideration to be received by holders of Common Stock per share of Common Stock in connection with the Corporate Event is less than the Exercise Price of the Option, the Option may be cancelled without the consent of the Optionee and without the payment of any additional consideration.

                B.    Stock Dividends.    In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which at the time shall be subject to an Option, each Optionee upon exercising an Option shall be entitled to receive (for the purchase price paid upon such exercise) (or have used for measurement purposes) the shares or other consideration as to which he is exercising his Option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, or other consideration as he would have received if he had been the holder of the shares as to which he is exercising (or which are used for measurement in connection with) his Option at all times between the date of grant of such Option and the date of its exercise.

                C.    New Securities.    If any person or entity owning Common Stock obtained by exercise of an Option receives new or additional or different shares or securities ("New Securities") in connection with a corporate transaction described in subparagraph A above or a stock dividend described in subparagraph B above as a result of owning Common Stock, such New Securities shall be subject to all of the conditions and restrictions applicable to the Common Stock with respect to which such New Securities were issued, including all conditions and restrictions imposed by applicable U.S. and state securities laws.

                D.    Cash Dividends.    No adjustments shall be made for dividends paid in cash or in property other than securities of the Company, unless specified to the contrary by the applicable Administrator in the agreement evidencing such Option.

                E.    Fractional Shares.    No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph E, would have been issued to an Optionee shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, as determined in accordance with paragraph 4(B)(iii), and the Optionee shall receive from the Company cash in lieu of such fractional shares.

                F.    Adjustments.    Upon the happening of any of the foregoing events described in subparagraphs A or B above, the class and aggregate number of shares set forth in paragraph 3 which may be issued pursuant to the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Board shall determine the specific adjustments to be made under this paragraph 8 and its determination shall be conclusive.

        9.    Means of Exercising Options; Rights as a Shareholder.    An Option (or any part or installment thereof) shall be exercised as specified in the agreement granting such Option, which agreement may specify any legal method of exercise. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by his Option until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 8 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

        10.    Transferability of Options.    Except as otherwise provided in the Plan, no Option granted under the Plan shall be transferrable by an Optionee other than by will or the laws of descent and distribution.

        11.    Term of the Plan; Shareholder Approved.    This Plan was adopted by the Board effective as of June 27, 2003, subject to approval of the Plan by the holders of a majority of the outstanding shares of the Company at the next meeting of shareholders present in person or by proxy at the next meeting of shareholders and shall terminate on June 27, 2013. Options may be granted under the Plan at any time on or after June 27, 2003, even if prior to the date of shareholder approval of the Plan; provided, however, that such date shall not be prior to the date on which the applicable Administrator acts to approve the grant or award.

        The Plan shall be subject to approval by the shareholders of the Company within 12 months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under the requirements relating to the administration of stock option plans under state and federal corporate laws, state and federal securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options are granted under the Plan.

        12.    Termination; Amendment.    The Board may terminate or amend the Plan in any respect at any time, except that no amendment requiring shareholder approval under provisions of the Code and related regulations relating to ISOs, under the 1934 Act or the rules thereunder or the listing requirements of the securities exchange in which the Common Stock is listed will be effective without approval of shareholders as required and within the times set by such rules.

        13.    Application of Funds.    The proceeds received by the Company from the sale of shares pursuant to the exercise of Options shall be used for general corporate purposes.

        14.    Withholding of Additional Income Taxes.    Upon the exercise of an Option, the occurrence of a Disqualifying Disposition (as defined in paragraph 4(G)), the vesting of Common Stock acquired on the exercise of an Option hereunder, or any other event in connection with an Option, the Company, in accordance with Section 3402(a) of the Code, may require the Optionee, purchaser, or holder or exerciser of an Option to pay additional withholding taxes in respect of the amount that is considered compensation includable in such Optionee's gross income.

        15.    Governing Law; Construction.    The validity and construction of the Plan and the agreements evidencing Options shall be governed by the laws of the State of Texas. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

        16.    At-Will Employment.    Neither the Plan nor any Option shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as an employee with the Company or any Related Corporation, nor shall it interfere in any way with the Optionee's, the Company's or a Related Corporation's right to terminate such relationship at any time, with or without cause, and with or without notice.

        17.    Inability to Obtain Authority.    The inability of the Company to obtain authority from any governmental authority or regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Common Stock as to which such requisite authority shall not have been obtained.

(Front of Card)

PIONEER DRILLING COMPANY

Proxy for the Annual Meeting of Shareholders
to be Held on August 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wm. Stacy Locke and William D. Hibbetts, and each of them, with full power of substitution and resubstitution to represent the undersigned and to vote all the shares of common stock of Pioneer Drilling Company, a Texas corporation (the "Company"), which the undersigned is entitled to vote at the annual meeting of Shareholders of the Company to be held on August 22, 2003 and at any adjournment or postponement thereof (1) as hereinafter specified on the proposals listed on the reverse side hereof and as more particularly described in the Proxy Statement of the Company dated July 8, 2003 (the "Proxy Statement") and (2) in their discretion on such other matters as may properly come before the meeting.

Every properly signed proxy that is returned prior to the meeting will be voted in accordance with the specifications made thereon. If not otherwise specified, the shares represented by this proxy will be voted (1) FOR the nominees listed in Proposal 1, (2) FOR the approval of the Pioneer Drilling Company 2003 Stock Plan in Proposal 2, and (3) FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2004 in Proposal 3.

The undersigned hereby acknowledges receipt of the Company's annual report for the fiscal year ended March 31, 2003 and its Notice of 2003 annual meeting of Shareholders and the related Proxy Statement.

(Back of Card)

Please mark, sign and date your Proxy Card
and promptly return it in the enclosed envelope.

ANNUAL MEETING OF SHAREHOLDERS
PIONEER DRILLING COMPANY

August 22, 2003

Please fold and detach here.

        ☒    Please mark votes in blue or black ink as in this example.

        The board of directors recommends a vote FOR each of the following proposals:

        PROPOSAL 1.    To elect the nominees listed at right to the board of directors to serve until their respective successors are elected and qualified.

☐	FOR all nominees listed at right (except as indicated to the contrary below).*	☐	WITHHOLD AUTHORITY to vote for all nominees listed at right.	NOMINEES: Wm. Stacy Locke C. John Thompson

        * INSTRUCTION:    To withhold authority to vote for any individual nominee, please write that nominee's name in the space provided here:

        PROPOSAL 2.    To approve the Pioneer Drilling Company 2003 Stock Plan.

        ☐        FOR                  ☐        AGAINST                  ☐        ABSTAIN

        PROPOSAL 3.    To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies given by the undersigned with respect to the Company's 2003 annual meeting of Shareholders.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Date:	Signature:

Date:	Signature:

NOTE: Please sign exactly as your name(s) appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. If a corporation, please print full corporation name and have authorized officer sign and indicate title. If a partnership, please print partnership name and have authorized person sign and indicate title.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PIONEER DRILLING COMPANY PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL 2 APPROVAL OF PIONEER DRILLING COMPANY 2003 STOCK PLAN
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PIONEER DRILLING COMPANY 2003 STOCK PLAN